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Exhibit 99.9

FORBEARANCE AGREEMENT
DATED AS OF AUGUST 11, 2003

        This Forbearance Agreement dated as of August 11, 2003 (this "Agreement") is made by and among MIDWAY GAMES INC., a Delaware corporation (the "Company"), the financial institutions parties hereto (the "Banks"), and BANK OF AMERICA, N.A., as letter of credit issuing bank and as agent for the Banks (in its capacity as agent, together with any successors and assigns, the "Agent"). Terms used but not defined herein have the meanings specified in the LC Credit Agreement referenced below or the L/C Documents referred to therein.

W I T N E S S E T H:

        WHEREAS, the Company, the Banks, the Issuing Bank and the Agent are parties to that certain LC Credit Agreement dated as of March 24, 2003 (the "LC Credit Agreement");

        WHEREAS, the Company, the Banks and the Agent are parties to that certain Amended and Restated Credit Agreement dated as of March 24, 2003 as amended (the "Restated Credit Agreement");

        WHEREAS, the Company has informed the Banks that certain Events of Default have occurred and are continuing under the Restated Credit Agreement and LC Credit Agreement; and

        WHEREAS, subject to the terms and conditions set forth herein, the Agent and Banks have agreed to forbear from exercising their rights and remedies with respect to the Existing Events of Default (as defined below) for the period set forth herein;

        NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the parties hereto, intending legally to be bound, hereby agree as follows:

SECTION 1

FORBEARANCE

        1.1.  The parties hereto acknowledge that the following Events of Default currently exist under the Restated Credit Agreement and the LC Credit Agreement:

          (a)   The Consolidated Net Worth was less than the minimum amount required under Article IX of the Restated Credit Agreement and Section 8.1 of the LC Credit Agreement (the "Net Worth Default"); and

          (b)   Events of Default exist under Sections 10.1(c) of the Restated Credit Agreement and Sections 9.1(c) and 9.1(l) of the LC Credit Agreement by reason of the Net Worth Default.

The foregoing Events of Default, to the extent arising from the Net Worth Default, are herein collectively called the "Existing Events of Default".

        1.2.  Subject to the terms and provisions hereof, the Agent and the Banks, hereby agree that during the period beginning on the date hereof and ending on February 15, 2004 (the "Forbearance Period") they shall not exercise or enforce any of their rights or remedies under the LC Credit Agreement or the other L/C Documents in connection with the Existing Events of Default, it being understood that all rights and remedies arising from Events of Default (other than the Existing Events of Default) are hereby specifically reserved.

        1.3.  Notwithstanding the foregoing, the Forbearance Period shall terminate and the Agent and Banks shall immediately be entitled to exercise their legal and equitable rights and remedies under the L/C Documents upon the occurrence at any time of any of the following (each a "Forbearance Default"): (i) an Event of Default (other than the Existing Events of Default) shall occur, or (ii) the Company's Consolidated Net Worth (as defined in the Restated Credit Agreement) shall be less than $65,000,000, or (iii) the aggregate of all non-restricted and unencumbered cash and cash equivalents of the Company and its Subsidiaries (collectively, the "Company's Liquidity") shall be less than $5,000,000, or (iv) on or before December 15, 2003, the Company shall not have entered into a definitive senior debt financing agreement with a reputable lender providing the Company with a financing commitment of not less than $15,000,000 (such financing agreement to be reasonably acceptable to the Agent and to provide that such lender has no lien or claim in respect of the Collateral under the L/C Account Agreement).

SECTION 2

AGREEMENTS OF THE COMPANY

        Notwithstanding any provision of the Restated Credit Agreement or the LC Credit Agreement to the contrary, the Company hereby agrees that:

        2.1.  The Restated Credit Agreement (including the Commitment under and as defined therein of each Bank thereunder) is hereby terminated, it being understood, however, that the provisions of Article IV and Sections 11.7, 12.4 and 12.5 thereof shall survive such termination. In addition, the Security Agreement and the Guaranty (in each case, as defined in the Restated Credit Agreement) are hereby terminated, except for provisions which survive termination. Nothing herein shall constitute a release by the Agent or the Banks of any amount (if any) owing by the Company under the Restated Credit Agreement or Loan Documents thereunder prior to the forgoing termination and the Company agrees to pay all such amounts, if any.

        2.2.  The LC Credit Agreement and related L/C Documents are hereby revised as follows: (a) all Letters of Credit shall be issued in Dollars or Euros (it being understood that for purposes of clause (d) below, all Letters of Credit issued in Euros shall be measured at the Dollar equivalent thereof and all reimbursement obligations in respect of each draw thereunder shall be paid in Dollars at the Dollar equivalent of such draw), (b) the Company shall be the applicant with respect to all Letters of Credit and shall be directly liable with respect to all L/C

Obligations in connection therewith (notwithstanding that any Letter of Credit may be for the account of a Subsidiary), (c) all Letters of Credit shall be commercial letters of credit (no standby letters of credit are to be issued), (d) the Company will not at any time permit the L/C Obligations to exceed the lesser of $15,000,000 and 95% of the Collateral balance in the LC Account under the L/C Account Agreement, (e) on or before the first day and the sixteenth day of each month, the Company agrees to provide the Agent with a certificate to the effect that no Forbearance Default or Default (other than the Existing Events of Default) then exists, and setting forth as of the prior Business Day a computation of the Company's Liquidity under section 1.3(iii) above; (f) it shall be a condition to the issuance of each Letter of Credit that the Agent shall have received from the Company a certificate to the effect that before and after giving effect to the issuance of such Letter of Credit, no Forbearance Default or Default (other than the Existing Events of Default) then exists; and (g) failure of the Company to comply with any of the foregoing agreements shall constitute an Event of Default, and (h) during the Forbearance Period, the Existing Events of Default will not be considered Defaults or Events of Default for the purposes of satisfying the condition contained in Section 5.2(d) of the L/C Credit Agreement that no Default or Event of Default shall exist or shall result from such Issuance for the Issuing Bank to Issue any Letter of Credit.

        2.3.  The L/C Account Agreement is hereby revised as follows: (a) upon any drawing under any Letter of Credit, pursuant to Section 2(ii) thereof, the Agent shall (and is hereby irrevocably authorized to) liquidate Collateral in an amount sufficient to pay in full the reimbursement obligations arising from such drawing, together with all other Obligations (if any) then due and owing, and upon such liquidation, the Agent shall apply the proceeds thereof to the payment of such reimbursement obligations and other Obligations (if any), (b) the first "Whereas" clause on page 1 of the L/C Account Agreement is corrected by substituting "March 24, 2003" for "March 24, 2004", and (c) Section 2(ii) of the L/C Account Agreement is corrected by substituting "Issuing Bank" for "L/C Issuers".

        2.4.  The L/C Control Agreement is hereby revised so that the box in section 5 thereof is deemed to be checked, it being understood that the Securities Intermediary thereunder may not, without prior written consent of the Agent as Pledgee thereunder, accept instructions from anyone other than the Agent as Pledgee with respect to the sale, transfer, delivery, release or other disposition of the Collateral.

        2.5.  The L/C Control Agreement and the LC Account referred to therein are hereby revised so that all Investments pursuant to Section 5 of the L/C Account Agreement shall be made in cash equivalents (as determined at the sole reasonable discretion of the Agent). The Company shall not be entitled to give investment directions. The Company acknowledges that the LC Account referred to in the L/C Account Agreement is the Collateral Account referred to in the L/C Control Agreement.

In the event of any conflict between the provisions of this Agreement and the Restated Credit Agreement or the L/C Documents, the provisions of this Agreement shall control.

SECTION 3

CONDITIONS PRECEDENT TO EFFECTIVENESS

        The effectiveness of the forbearance in Section 1 of this Agreement is subject to the receipt by the Agent of each of the following, all in form and substance acceptable to the Agent:

        3.1.  Counterparts of this Agreement executed by the Company and the Banks;

        3.2.  An opinion of counsel to the Company to the effect that this Agreement has been duly authorized, executed and delivered by the Company and that this Agreement and the L/C Documents as herein modified are the legal, valid and binding enforceable obligations of the Company, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability;

        3.3.  A forbearance fee of $10,000 (such fee to be in immediately available funds and to be for the account of the Banks according to each Bank's percentage set forth opposite its name in Schedule I to the LC Credit Agreement);

        3.4.  Evidence of the payment by the Company of all fees and expenses of the Agent's counsel, to the extent theretofore invoiced to the Company; and

        3.5.  Such other supporting documents (including a good standing certificate, an incumbency and signature certificate, and certified resolutions) as the Agent shall have requested.

SECTION 4

WARRANTIES

        The Company warrants to the Agent and the Banks as of the date hereof that:

        4.1.  After giving effect to this Agreement, all representations and warranties contained in the LC Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof (except to the extent such representations and warranties expressly refer to an earlier date).

        4.2.  After giving effect to this Agreement, no Default or Event of Default (other than the Existing Events of Defaults) has occurred and is continuing or will result from this Agreement.

        4.3.  The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

        4.4.  This Agreement and the L/C Documents as modified by this Agreement, constitute the legal, valid and binding obligations of the Company, and each enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        4.5.  The forbearance and other covenants and accommodations provided by the Banks under this Agreement constitute adequate consideration and reasonably equivalent value for the consideration received by the Banks hereunder, including, without limitation, the forbearance fee referred to in Section 3.3. The consideration received by the Banks under this Agreement (including, without limitation, the forbearance fee) constitutes a contemporaneous exchange for new value within the meaning of 11 U.S.C. § 547(c)(1).

        4.6.  As security for the Obligations (and the Secured Obligations as defined in the L/C Account Agreement), the Agent has a duly perfected security interest in all Collateral in the LC Account (including, without limitation, all funds, security entitlements and other financial assets that are or may be deposited in the LC Account under the L/C Account Agreement as modified herein).

SECTION 5

RESERVATION OF RIGHTS

        The Company acknowledges and agrees that:

        5.1.  The forbearance of the Banks in accordance with the terms and conditions of this Agreement is not, and shall not be construed to be, a waiver of any Existing Event of Default or any other Event of Default.

        5.2.  The Banks shall retain all of their respective rights and remedies under the L/C Documents, provided that rights and remedies in respect of the Existing Events of Default may only be exercised after the termination of the Forbearance Period (it being understood that rights and remedies in respect of other Events of Default may be exercised at any time).

SECTION 6

RELEASE

        The Company hereby represents and warrants to the Agent or the Banks that there are no claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which it may have, or claim to have against the Agent or the Banks and/or any affiliate thereof and/or their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives (the "Released Parties"), for or because of any matter or thing done, omitted or suffered to be done, on or before the date hereof arising directly or indirectly out of the Restated Credit Agreement or LC Credit Agreement or any related documents, or any transactions relating thereto (all of the above, collectively, the "Claims"), and the Company hereby releases and forever discharges the Released Parties from any and all Claims from the beginning of time until and through the date hereof.

SECTION 7

GENERAL

        7.1.  With respect to the Collateral Account referred to in the L/C Control Agreement (which is also the LC Account referred to in the L/C Account Agreement), Banc of America Securities LLC agrees that it will comply with all orders and instructions originated by the Agent without further consent by the Company. The Company agrees to the foregoing and agrees that the Agent has control (as defined in Section 8-106 of the Illinois Uniform Commercial Code) of the Collateral Account.

        7.2.  As herein modified, the LC Credit Agreement and the other L/C Documents shall remain in full force and effect and are hereby ratified, approved and confirmed in all respects.

        7.3.  The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this Agreement shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to execute similar modifications under the same or similar circumstances in the future.

        7.4.  Upon execution and delivery of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company, the Agent, the Banks and the Securities Intermediary and their respective successors and assigns.

        7.5.  The Company agrees to pay all fees and out-of-pocket costs and expenses of the Agent (including reasonable attorneys' fees and expenses of counsel to the Agent and the Banks) in connection with the preparation and execution of this Agreement.

        7.6.  This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

Delivered at Chicago, Illinois, as of the date and year first above written.

        [SIGNATURES ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused the execution and delivery hereof by their respective representatives thereunto duly authorized as of August 11, 2003.

COMPANY
MIDWAY GAMES INC.
By:	/s/ THOMAS E. POWELL
Name:	Thomas E. Powell
Title:	Executive Vice President—Finance, Treasurer and Chief Financial Officer
AGENT
BANK OF AMERICA, N.A., as Agent
By:	/s/ JEFFERY WHITE
Name:	Jeffery White
Title:	Assistant Vice President
ISSUING BANK
BANK OF AMERICA, N.A., as Issuing Bank
By:	/s/ LAFAYETTE J. FORD
Name:	Lafayette J. Ford
Title:	Senior Vice President
BANKS
BANK OF AMERICA, N.A., as a Bank
By:	/s/ LAFAYETTE J. FORD
Name:	Lafayette J. Ford
Title:	Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION, as a Bank
By:	/s/ DAN SULLIVAN, JR.
Name:	Dan Sullivan, Jr.
Title:	Vice President
SECURITIES INTERMEDIARY
As to Sections 2.4, 2.5, 7.1 and 7.4
BANC OF AMERICA SECURITIES LLC as Securities Intermediary
By:	/s/ THEA COLLINS
Name:	Thea Collins
Title:	Principle

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SECTION 1 FORBEARANCE
SECTION 2 AGREEMENTS OF THE COMPANY